Exhibit 99.1

News Release

Contact:	Ron Gruendl	Corporate Affairs
	(412) 234-7157	One Mellon Center
	gruendl.rr@mellon.com	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

WESTLB MELLON ASSET MANAGEMENT TO LAUNCH IN 2006

PITTSBURGH, December 21, 2005 — Mellon Financial Corporation today announced that WestLB Mellon Asset Management, the joint venture it is forming with WestLB AG, will launch to the marketplace in the first quarter of 2006. It will have approximately 240 employees and approximately $47.5 billion in assets under management. The formal joint venture agreement was signed on December 20, 2005 and completion of the transaction is subject to regulatory consents.

This new asset management business combines WestLB’s main asset management activities (presently branded WestAM) with Mellon’s German asset management activities. The company will include WestAM’s activities in Germany, the U.K., Italy, Spain, the U.S., Australia and Japan, and will be the exclusive distributor of Mellon products in Germany. WestLB’s French banking subsidiary, Banque D’Orsay (BDO), will be the joint venture’s exclusive distributor in France and also will become a distributor of Mellon’s asset management products in France. Mellon will globally distribute the asset management products of both the joint venture and BDO.

WestLB Mellon Asset Management will operate consistently with Mellon’s 10 existing institutional investment subsidiaries, with a focus on its distinct investment philosophy and strategies, while utilizing Mellon’s global distribution platform and leveraging the scale of Mellon’s distribution and support services to its institutional asset managers.

“I am delighted to announce the creation of the new venture. With global reach for our current award winning products, access to capabilities offered by other Mellon managers and enhanced distribution both for WestLB and Mellon, I am looking forward to a successful first year for the new business, “ said Luke Nunneley, CEO-designate of WestLB Mellon Asset Management.

“The strong fit between the product and distribution profiles of Mellon and WestLB makes this joint venture a compelling business proposition for both parties. With a trend towards consolidation and focus in the European financial services industry, I am confident our combined expertise will soon position WestLB Mellon Asset Management as one of the leading specialist asset managers in Europe,” added Jon Little, chief executive officer of Mellon Global Investments and chairman-designate of WestLB Mellon Asset Management.

Financial terms have not been disclosed, although the proposed transaction is expected to have positive financial impact for both parties. This agreement is expected to close in the first quarter of 2006. WestLB was advised by Hawkpoint Partners Limited and Mellon by Lazard & Co. Limited.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment solutions and investor services, and treasury services. Mellon has approximately $4.5 trillion in assets under management, administration or custody, including $766 billion under management. Its asset management companies include US asset management distributor The Dreyfus Corporation, and institutional investment management subsidiaries The Boston Company Asset Management, EACM, Franklin Portfolio Associates, Mellon Capital Management, Mellon Equity Associates, Mellon HBV Alternative Strategies, Standish Mellon Asset Management and, based in the UK, Pareto Investment Management, Mellon Global Alternative Investments and Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

WestAM (WestLB Asset Management) is a global institutional asset management company. WestAM is part of the WestLB Group and has for many years been a leading specialist provider of asset management products in the US, Europe, Asia and Australia. Today, WestAM (including its Brightwater Capital Management subsidiary in New York, which is not included in this transaction) has approximately €73 billion under management for some 500 institutional clients, including corporates, pension funds, savings banks, insurers and public sector institutions.

This press release contains statements relating to future results of Mellon Financial Corporation and the announced joint venture that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the structure of and operating plans for the announced joint venture; distribution arrangements; the financial impact of the announced transaction; and implications of the announced transaction. These forward-looking statements, and other forward-looking statements contained in other public disclosures of Mellon Financial Corporation which make reference to the cautionary factors contained in this press release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond Mellon Financial Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to: changes in political and economic conditions; equity, fixed-income and FX market fluctuations; operational risk; inflation; competitive product and pricing pressures; consumer spending and savings habits; changes in fiscal, monetary, regulatory, trade, and tax policies and laws; and other risks and uncertainties detailed in Mellon Financial Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 and in subsequent reports filed by Mellon Financial

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